DIME-HUDSON UNITED TERMINATE MERGER AGREEMENT

         New York, NY and Mahwah, NJ - April 28, 2000 - Dime Bancorp, Inc. (NYSE:DME) and Hudson United Bancorp (NYSE:HU) announced today that they had mutually agreed to terminate their pending merger agreement.

         Dime and Hudson United also agreed to cancel the stock options granted to each other in connection with the merger agreement and to release each other from any claims related to these arrangements.

         In light of the fact that North Fork Bancorporation's hostile offer for Dime was an "initial triggering event" under the stock option Dime originally issued to Hudson United, Dime has agreed that Hudson United would be entitled to receive from $50 million to $92 million if Dime is acquired by, merges with, or sells a substantial amount of its assets to another company before October 28, 2001. The circumstances are parallel to those that would have allowed Hudson United to exercise the original stock option and the amounts owed are less than or equal to the amounts that would have been due under the stock option, which had no upper limit. Dime also agreed to a lesser payment if it sold a significant subsidiary before the same date. If none of these circumstances occurs before October 28, 2001, Dime agreed to pay Hudson United $15 million.

         Dime and  Hudson  also said that they had  agreed  not to  discuss  the
reasons   for  the   decision   to   terminate   the   merger   and  that  their
previously-announced special meetings of shareholders had been canceled.

         Dime, with assets of $24.2 billion and stockholders' equity of $1.6 billion at March 31, 2000, is the parent company of The Dime Savings Bank of New York, FSB (www.dime.com), a regional bank serving consumers and businesses through 127 branches located throughout the greater New York City metropolitan area. Directly and through its mortgage banking subsidiary, North American Mortgage Company (www.namc.com), Dime also provides consumer loans, insurance products and mortgage banking services throughout the United States.

         Hudson United Bancorp's total assets at March 31, 2000 were $9.3 billion, total loans were $5.6 billion and total deposits were $6.1 billion. Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank which has over 200 offices in New Jersey, New York, Connecticut and Pennsylvania.

         Investors are urged to read Dime's solicitation/recommendation statement filed with the Securities and Exchange Commission on Schedule 14D-9 on March 21, 2000, and any amendments or supplements to the statement when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain them for free from the SEC at the SEC's website (http://www.sec.gov) or from Dime by directing such request to: Dime Bancorp, Inc., Investor Relations Dept. 589 Fifth Avenue, New York, NY, telephone (212-326-6170), or Innisfree M&A Incorporated at (888-750-5834).

CONTACTS

For Dime                                        For Hudson United

Franklin L. Wright                              Chris A. McFadden
Executive Vice President                        Chief Financial Officer
212-326-6170                                    201-236-6144

Mike Pascale/Rhonda Barnat                      Gerard Carney
Abernathy MacGregor Group                       Torrance Co.
212-371-5999                                    212-521-5233